Exhibit 21
Subsidiaries of Preferred Apartment Communities, Inc.

Name	Jurisdiction of Formation
13th Street Lending, LLC	Georgia
Ashford Park, LLC	Delaware
Aster Lely Mezzanine Lending, LLC	Georgia
City Vista Mezzanine Lending, LLC	Delaware
City Park Mezzanine Lending, LLC	Delaware
Charles Hight Square Mezzanine Lending, LLC	Georgia
GP Office Mezzanine Lending, LLC	Georgia
Haven West Mezzanine Lending, LLC	Georgia
Iris Crosstown Mezzanine Lending, LLC	Delaware
Irvine Mezzanine Lending, LLC	Georgia
Lake Cameron, LLC	Delaware
Manassas Mezzanine Lending, LLC	Georgia
New Town Mezzanine Lending, LLC	Georgia
Newport Overton Mezzanine Lending, LLC	Georgia
PAC Summit Crossing, LLC	Georgia
PAC Summit Crossing II, LLC	Delaware
PACOP Special Member, Inc.	Delaware
Preferred Apartment Communities Operating Partnership, L.P.	Delaware
Starkville Mezzanine Lending, LLC	Georgia
Stone Rise Apartments, LLC	Delaware
Summit Crossing Mezzanine Lending LLC	Georgia
Trail Creek Apartments, LLC	Delaware
Trail Creek Mezzanine Lending, LLC	Delaware
WAM McNeil Ranch, LLC	Delaware
Woodstock Crossing Center, LLC	Georgia